Exhibit 10.1

July 19, 2007

Douglas Jeffries
Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060
Sacramento, CA 95814

Dear Doug:

This letter sets forth the terms and conditions of the separation agreement (the “Agreement”) that Pacific Ethanol, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation Date. Your last day of employment shall be July 19, 2007 (the “Separation Date”).

2. Accrued Salary and Vacation Pay. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation (if any) earned by you through the Separation Date, less standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Severance Health Insurance Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. Although you are not entitled to any severance compensation or benefits under your Executive Employment Agreement with the Company (the “Employment Agreement”), if you sign this Agreement and allow the Release contained herein to become effective, and if you timely elect continued coverage under COBRA, then the Company will pay your COBRA premiums necessary to continue your current group health insurance coverage through September 30, 2007.

4. Return of Restricted Stock. Pursuant to Section 2.4 of your Employment Agreement, you were granted 57,500 shares of restricted Company stock (the “Restricted Stock”), of which 7,500 shares were deemed vested as of your first date of employment. As part of this Agreement, you agree to return the 7,500 vested shares of Restricted Stock to the Company and hereby relinquish and waive any and all rights you may have to the Restricted Stock or any portion thereof. The Company shall reimburse you for any federal or state tax liability you incur as a direct result of your return of these vested shares of Restricted Stock, with the calculation of such reimbursement to be performed by the public accounting firm engaged by the Company for tax advisory purposes, whose calculations shall be final and binding in the absence of manifest error. You acknowledge and agree that the vesting of any Restricted Stock shall cease as of your Separation Date.

5. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits relating to or arising from your employment with the Company (or the termination thereof), after the Separation Date. You acknowledge and agree that you are not and shall not be entitled to any severance compensation or benefits set forth in your Employment Agreement, including but not limited to any compensation or benefits set forth in Section 5 of the Employment Agreement.

6. Expense Reimbursement. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the last day of your employment, if any, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

7. Return of Company Property. Within ten (10) days after the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information. In addition, if you have used any personal computer, server, or e-mail system to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to immediately provide the Company with a computer-useable copy of all such information, and once you have done so you agree to permanently delete and expunge all Company confidential or proprietary information and data from those systems; and you agree to provide the Company access to your system as reasonably requested to verify that the necessary copying and/or deletion is completed. Your timely return of all such Company documents and other property is a precondition to your receipt of the benefits provided under this Agreement.

8. Proprietary Information Obligations. You acknowledge that during your employment with the Company you had access to and obtained proprietary information and trade secrets of the Company. You acknowledge and agree that you shall continue to be bound by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

9. Nondisparagement. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that you and the Company may respond accurately and fully to any inquiry or request for information if required by legal process.

10. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

11. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

12. Release of Claims.

(a) General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its parent, subsidiary, and affiliated entities (along with their predecessors and successors) and their directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement.

(b) Claims Released. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Family Rights Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act.

(c) Excluded Claims. Notwithstanding anything in this Section 12, you are not hereby releasing the Company from: (i) any obligation it may otherwise have to indemnify you for your acts within the course and scope of your employment with the Company (including any obligations set forth in your May 29, 2007 Indemnity Agreement with the Company (the “Indemnity Agreement”)); (ii) any obligations undertaken by the Company in this Agreement (including the obligation to reimburse you for tax liabilities associated with your return of Restricted Stock as set forth in Section 4 herein); or (iii) any rights which are not waivable as a matter of law. In addition, you understand that nothing in this release prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

13. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (iii) you have twenty-one (21) days within which to consider this Agreement (although you may choose voluntarily to sign this Agreement earlier); (iv) you have seven (7) days following the date that you sign this Agreement to revoke this Agreement (in a written revocation received by the Company’s Chief Executive Officer); and (v) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (the “Effective Date”).

14. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

15. Representations.  You hereby represent that, except for the payments required by this Agreement, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

16. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Sacramento, California, under JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear the JAMS arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

17. Miscellaneous. This Agreement, including Exhibit A, and your Indemnity Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including but not limited to any promises set forth in the Employment Agreement). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) days after the Separation Date and return the signed original to me. If I do not receive the fully executed Agreement from you by such date, the Company’s offer contained herein will expire.

Sincerely,

Pacific Ethanol, Inc.

By: /s/ NEIL M. KOEHLER
Neil M. Koehler
Chief Executive Officer

Understood and Agreed:

/s/ DOUGLAS JEFFRIES
Douglas Jeffries

Date: July 19, 2007

Exhibit A -Proprietary Information and Inventions Agreement